EXHIBIT 99.1

Enochian BioSciences Forges Ahead With Focused Approach, Promising Future

LOS ANGELES October 24, 2022 (NASDAQ: ENOB)—Enochian BioSciences (the Company) recently announced significant progress toward re-prioritizing its focus on curing some of the world’s deadliest diseases. Last week, the Company announced its oncology platform was awarded a U.S. patent and has produced promising early results in studies conducted in conjunction with Dr. Ana Jewett at UCLA. The Company also awaits potentially positive results from studies on its HIV platform, which are being conducted by scientists at the Fred Hutchinson Cancer Center.

“We continue to prioritize the efficient research, development, and commercialization of our promising oncology and HIV pipelines,” said Enochian CEO Dr. Mark Dybul. “Enochian’s future is bright, and we look forward to advancing potentially curative therapies for some of the world’s deadliest diseases.”

The Company also announced it filed a complaint against Serhat Gumrukcu, William Anderson Wittekind, SG & AW Holdings LLC, and Seraph Research Institute in the California Superior Court for Los Angeles County. As alleged in the complaint, the defendants engaged in a “concerted, deliberate scheme to alter, falsify, and misrepresent to [the Company] the results of multiple studies supporting its [Hepatitis B] and SARS-CoV-2/influenza pipelines.” “Defendants manipulated negative results to reflect positive outcomes from various studies, and even fabricated studies out of whole cloth. Defendants’ conduct amounts to nothing short of brazen fraud, which has caused Enochian substantial harm.” Through this lawsuit, the Company “intends to hold [the] Defendants responsible for their conduct and recover damages resulting” from their actions.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioSciences’ most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: enob@pentagroup.co

Source: Enochian Biosciences